        Exhibit 99.1

        [Bimini Capital Management Logo]

BIMINI CAPITAL MANAGEMENT
CLASS A COMMON STOCK TO TRADE OVER THE COUNTER

VERO BEACH, FL (October 29, 2007)— Bimini Capital Management, Inc. (NYSE:BMN) (“Bimini Capital” or the “Company”), a real estate investment trust (“REIT”), today announced that it has been notified by NYSE Regulation, Inc. that, because the Company’s average global market capitalization over a consecutive thirty trading day period has fallen below the NYSE’s minimum quantitative continued listing criteria for REITs of $25 million, trading in the Company’s Class A common stock on the NYSE will be suspended prior to the market opening on Monday, November 5, 2007, pending de-listing.  The Company has applied to list its Class A common stock on another national securities market, however, no assurance can be given that the Company’s Class A common stock will be approved for listing on such national securities market.  Until such time that the Company’s Class A common stock is approved for listing on another national securities market, the Company anticipates that the Company’s Class A common stock will trade on the OTC Bulletin Board.  Details with respect to trading in the Company’s Class A common stock beginning Monday, November 5, 2007, are expected to be released on or before Friday, November 2, 2007.

About Bimini Capital Management
Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.  Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:                      Robert E. Cauley
Chief Financial Officer
(772) 231-1400
HUwww.biminicapital.comU

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